Filed Pursuant to Rule 424(b)(7)
Registration No. 333-281267

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated August 5, 2024)

CALIFORNIA RESOURCES CORPORATION

21,315,707 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements and amends the prospectus dated August 5, 2024 included in a registration statement (the “Prospectus”) relating to the offer and sale by the selling security holders identified in the Prospectus of up to 21,315,707 shares of common stock, par value $0.01 per share (“common stock”), of California Resources Corporation, from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.

The purpose of this Prospectus Supplement is solely to supplement and amend the “Selling Security Holders” table and the applicable footnote commencing on page 12 of the Prospectus to reflect certain transfers from certain selling security holders previously identified in the Prospectus to the selling security holder named herein, as described in the footnotes of such table.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CRC.” On December 9, 2024, the last reported sale price of our common stock on the NYSE was $56.36 per share.

Investing in our common stock involves a high degree of risk. Please read carefully the information under the heading “Risk Factors” beginning on page 7 of the Prospectus and any applicable prospectus supplement and in the documents incorporated by reference in the Prospectus and in any prospectus supplement before you make an investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated December 9, 2024.

SELLING SECURITY HOLDERS

The information in the table appearing under the caption “Selling Security Holders” and the applicable footnote commencing on page 12 of the Prospectus is hereby supplemented and amended by adding the information below with respect to a selling security holder not previously listed in the Prospectus, and by removing the information with respect to certain selling security holders identified below that were previously listed in the Prospectus with the information below.

This information set forth in the table below has been updated solely to reflect certain changes in ownership. The Prospectus Selling Security Holders table is superseded in part by this Prospectus Supplement with the information provided below and in particular to reflect the transfers of shares of common stock held by OakTree Huntington Investment Fund II AIF, L.P. – Class C, Oaktree Huntington Investment Fund II AIF, L.P. – Class G, OCM Aera E Holdings, LLC, OCM Opps Xb AIF Holdings (Delaware), L.P. and OCM Opps XI AIV Holdings (Delaware), L.P. to its affiliate, OCM CRC Holdings, LLC. The information below with respect to the above transfers is based on information provided to us by or on behalf of the selling security holder listed below on or before December 9, 2024, and we have not independently verified this information. The percent of beneficial ownership for the selling security holder is based on 91,372,953 shares of our common stock outstanding as of December 6, 2024.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Names of Selling Security Holder	Number	%	Shares Offered Hereby	Number	%
OCM CRC Holdings, LLC(4)	2,046,753	2.24%	2,046,753	—	—

(4)

The manager of OCM CRC Holdings, LLC is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is c/o Oaktree Capital Management, 333 South Grand Ave, 28th Floor, Los Angeles, California 90071.

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